EXHIBIT 17.1


                               Resignation Letter

     December 18, 2000

Dear Sirs,

This will serve as notice that effective immediately, I resign as a Director of HomeCom Communications, Inc.

Very Truly Yours,

/s/ James Wm. Ellsworth
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James Wm. Ellsworth